Exhibit 10.75
SEVERANCE AGREEMENT
     SEVERANCE AGREEMENT (this “Agreement”), dated as of September 10, 2008 (the “Effective Date”), between Questcor Pharmaceuticals, Inc., a California corporation (the “Company”), and Gary Sawka (“Executive”).
W I T N E S S E T H:
     WHEREAS, Executive is being employed by the Company pursuant to an Offer Letter dated September 9, 2008, and the Company and Executive desire to enter into this Agreement to set forth the terms on which Executive may be entitled to severance benefits from the Company.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:
     1. At-Will Nature of Employment.
     (a) Termination of Employment. The Company may terminate Executive’s employment at any time with or without Cause effective immediately upon delivery of a Notice of Termination to Executive. Subject to the immediately following sentence and for purposes of this Agreement only, “Cause” shall mean with respect to Executive, any of the following: (i) Executive’s material neglect of assigned duties with the Company or Executive’s failure or refusal to perform assigned duties with the Company, which continues uncured for thirty (30) days following receipt of written notice of such deficiency from the Board of Directors of the Company (“Board”), specifying the scope and nature of the deficiency; (ii) Executive’s commission of a felony or fraud; or Executive’s misappropriation of property belonging to the Company or its affiliates; (iii) Executive’s commission of a misdemeanor or act of dishonesty, which causes material harm to the Company; (iv) Executive’s engaging in any act of moral turpitude which causes material harm to the Company; (v) Executive’s breach of the Company’s trading compliance program or any confidentiality, proprietary information or nondisclosure agreement with the Company; or (vi) Executive’s working for another company, partnership or other entity, whether as an employee, consultant or director, while an employee of the Company without the prior written consent of the Board. Any determination of Cause as used herein will be made in good faith by the Board. A termination by the Company for reasons other than set forth in clauses (i) through (vi) above, or for no reason at all but not including a termination of Executive’s employment with the Company as a result of death or Disability, shall be deemed a “Termination Without Cause.”
     (b) Voluntary Termination by Executive. Executive may voluntarily terminate his employment with the Company upon 30 days written notice to the Company.

     (c) Termination by Executive for Good Reason. Executive may terminate his employment with the Company for Good Reason. “Good Reason” shall mean the occurrence, without Executive’s written consent, of one or more of the following events: (i) the Company materially decreases Executive’s responsibilities, or (ii) the Company breaches the terms of this Agreement; provided that no such event shall constitute Good Reason hereunder unless (a) Executive shall have given written notice to the Company of Executive’s intent to resign for Good Reason within 30 days after Executive becomes aware of the occurrence of any such event (specifying in detail the nature and scope of the event) and (b) such event or occurrence shall not have been resolved to Executive’s reasonable satisfaction within 30 days of the Company’s receipt of such notice.
     (d) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive shall be communicated by a written Notice of Termination addressed to Executive or the Company, as applicable. Termination may be effective immediately upon communication of such Notice of Termination. A “Notice of Termination” shall mean a notice stating that Executive’s employment with the Company has been or will be terminated and the specific provisions of this Section 1 under which such termination is being effected.
     (e) Payments Upon Termination. Upon termination of Executive’s employment for any reason, the Company shall pay Executive (i) his Base Salary earned but not yet paid for services rendered to the Company on or prior to the date on which the Employment Period ends, (ii) any accrued but unused vacation days, (iii) any incurred but unpaid reimbursable business expenses and other insurance related reimbursable expenses, and (iv) any amounts required under the Company’s Employee Stock Purchase Plan (or successor plans).
     2. Payments Upon Certain Terminations Not Involving a Change in Control.
     (a) Termination by the Company Without Cause or Termination by Executive for Good Reason. In addition to the payments described in Section 1(e) and subject to Section 4, provided that Executive is in compliance with his obligations under his Proprietary Information and Inventions Agreement with the Company, in the event Executive’s employment is terminated by the Company Without Cause or by Executive for Good Reason, the Company shall (i) pay Executive any annual bonus payable for services rendered in any annual bonus period for the year which had been completed in its entirety prior to the date on which the Employment Period ends and that had not previously been paid, (ii) continue to make Base Salary payments for (A) a period 6 months following such termination of employment if the termination occurs on or before the third anniversary of the date on which Executive commenced employment with the Company, or (B) a period 12 months following such termination of employment if the termination occurs after such third anniversary date (the period of time such payments are provided, the “Severance Period”), payable in accordance with the Company’s payroll practices as in effect on such termination date, except that such continued Base Salary payments shall not commence until the first payroll date following the effective date of the Release Agreement referenced in Section 4, and the first continued Base Salary payment shall cover the period between the termination date and such payment. Each installment payment made pursuant to this Section 2(a)(ii) shall be considered a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986 (the “Code”).

     (b) Duty to Mitigate. If Executive is reemployed for at least twenty (20) hours per week on average at any time after the termination date and before the end of the Severance Period, Executive shall promptly provide written notice to the Company of such reemployment, and all further severance compensation payments under this Section 2 shall be decreased by the amount of the annual compensation received by Executive from the new employer.
     3. Payments Upon Certain Terminations Involving a Change in Control.
     (a) Statement of Intent. The Board recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company may exist and that the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board has decided to reinforce and encourage Executive’s attention and dedication to Executive’s assigned duties without the distraction arising from the possibility of a change in control of the Company.
     (b) Accelerated Vesting. Notwithstanding anything to the contrary in the Company’s 1992 Employee Stock Option Plan or its 2006 Equity Incentive Award Plan (the “Option Plans”), in the event that a Change in Control (as defined in the Option Plans) occurs, and Executive’s employment with the Company is terminated by the Company Without Cause or by Executive for Good Reason at any time within the three (3) month period before the date of such Change in Control or during the twelve (12) month period following the date of such Change in Control, one-hundred percent (100%) of the then-unvested shares of Questcor’s common stock subject to each of Executive’s outstanding stock options and one-hundred percent (100%) of Executive’s restricted shares subject to vesting will become immediately vested and exercisable on the date of such termination.
     (c) Cash Severance Upon Termination Without Cause or for Good Reason. In the event that a Change in Control occurs, and Executive’s employment with the Company is terminated by the Company Without Cause or by Executive for Good Reason at any time within the three (3) month period before the date of such Change in Control or during the twelve (12) month period following the date of such Change in Control, Executive will receive severance compensation equal to the sum of (i) an amount equal to his highest Base Salary in the calendar year in which the Change in Control occurs, plus (ii) an amount equal to his target bonus as established by the Board or its Compensation Committee for the year during which the termination takes place (or if such target bonus has not yet been established, the target bonus for the prior year).
     (d) Payment Administration. The severance payment under Section 3(c) shall be made in a single lump sum on the release effective date of the Release Agreement referenced in Section 4. Payments under Section 3(c) shall be in addition to the payments under Section 1(e) but shall be in lieu of, and not in addition to, the payment of any cash severance payments that Executive may otherwise be entitled to under Section 2 of this Agreement.
     (e) No Duty to Mitigate. Executive’s reemployment at any time following the termination of Executive’s employment shall have no effect on his right to collect severance under this Section 3.

     4. Release.
     (a) Execution of Release. As a condition of Executive’s right to receive the payments described in Sections 2(a) and 3(c), Executive shall within 21 days following Executive’s termination of employment (or within 45 days if Executive is terminated as part of a group layoff) execute and deliver to the Company a full and complete release of all claims, known and unknown, that Executive may have against the Company and its related past and present entities, officers, directors, shareholders, agents, representatives, successors and employees, such release to be substantially in the form of the release attached hereto as Exhibit A (the “Release Agreement”); provided, however, that any conflict between the terms of this Agreement and such form of release attached as Exhibit A shall be resolved in favor of this Agreement.
     (b) Effect of Failure. In the event Executive fails to deliver or revokes the release referred to in Section 4(a) above, Executive shall not be entitled to any of the payments described in Section 2(a) or 3(c) above. In the event that, prior to the end of the Severance Period, Executive breaches any of his obligations under this Agreement, including this Section 4, the Company’s obligations to provide the payments under Sections 2(a) and 3(c) shall thereupon cease and the Company shall be entitled to recover from Executive any and all amounts theretofore paid to Executive pursuant to Section 2(a) or 3(c).
     5. Death and Disability. In the event the Executive’s employment at the Company ends as a result of Executive’s death, this Agreement shall automatically terminate and Executive’s estate shall be entitled to receive (i) the amounts described in Section 1(e), and (ii) any annual bonus payable for services rendered in any annual bonus period for the year which had been completed in its entirety prior to the date on which the Employment Period ends and that had not previously been paid. The bonus amount under clause (ii) will be payable to Executive’s estate when and if such annual bonuses would otherwise have been payable. In the event of Executive’s Disability, the Company shall have the right to terminate this Agreement and Executive’s employment immediately. Additionally, Executive shall be entitled to his annual bonus as described under clause (ii) above, except that the payments shall be to Executive and not his estate.
     6. Miscellaneous.
     (a) Survival. To the extent necessary to give effect to such provisions, the provisions of this Agreement shall survive the termination hereof, whether such termination shall be by expiration of the Employment Period or otherwise.
     (b) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession occurs by operation of law) by reason of the sale of all or a portion of the Company’s equity securities, a merger, consolidation or reorganization involving the Company or, unless the Company otherwise elects in writing, a sale of all or a portion of the assets of the business of the Company. This Agreement shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives.

     (c) Assignment. Executive may not assign this Agreement. The Company may assign its rights, together with its obligations, under this Agreement (i) to any affiliate or subsidiary or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.
     (d) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein and supersedes any and all prior agreements, whether written or oral. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.
     (e) Severability; Reformation. In the event that one or more of the provisions of this Agreement is or shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any covenant contained herein is not enforceable in accordance with its terms, including, but not limited to, if found to be excessively broad as to duration, scope, activity or subject, Executive and the Company agree that such covenant shall be reformed to make it enforceable in a manner that provides as nearly as possible the result intended by this Agreement so as to be enforceable to the maximum extent compatible with applicable law.
     (f) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.
     (g) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by email and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
If to the Company:
Questcor Pharmaceuticals, Inc.
Attention: Chairman of the Board of Directors
3260 Whipple Road
Union City, California 94587
If to Executive:
To the most recent address of the Executive set forth in the personnel records of the Company.
     (h) Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

     (i) Headings. Headings to sections in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.
     (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     (k) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company under applicable Federal, State or local income or employment tax laws or similar statutes or other provisions of law then in effect.
     (l) Disputes. Any and all disputes connected with, relating to or arising from Executive’s employment with the Company, this Agreement, or the Release attached as Exhibit A, will be settled by final and binding arbitration in accordance with the rules of the American Arbitration Association as presently in force. The only claims not covered by this Agreement are claims for benefits under the unemployment insurance or workers’ compensation laws. Any such arbitration will take place in Alameda County, California. The parties hereby incorporate into this agreement all of the arbitration provisions of Section 1283.05 of the California Code of Civil Procedure. The Company understands and agrees that it will bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator. Each side will bear his/its own attorneys’ fees, and the arbitrator will not have authority to award attorneys’ fees unless a statutory section at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question. The arbitration shall be instead of any civil litigation; this means that Executive is waiving any right to a jury trial, and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.
     (m) Governing Law. This Agreement shall be governed by the laws of the State of California, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.
     (n) Representation. Executive acknowledges that Stradling Yocca Carlson & Rauth represents the Company and Executive has neither sought nor received legal advice from Stradling Yocca Carlson & Rauth in connection with this Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

Questcor Pharmaceuticals, Inc.
By:	/s/ Don Bailey
	Name:	Don Bailey
	Title:	President and Chief Executive Officer

Executive
By:	/s/ Gary Sawka
	Name:	Gary Sawka

EXHIBIT A
Form of Release
SEPARATION AGREEMENT AND GENERAL RELEASE
                         , on behalf of himself and his heirs, successors, and assigns (the “Executive”) and Questcor Pharmaceuticals, Inc. (the “Company”) hereby agree to the following terms and conditions related to the recent termination of Executive’s employment with the Company.
     1. Executive’s employment with the Company ceased effective                      (the “Termination Date”). Effective as of that date, Executive (a) relinquished his title[s] of                                          of the Company, as well as any other officer or employee positions or titles he may have held with the Company and any of its affiliated companies, and (b) [if applicable] resigned as a director of the Company and any of its affiliated companies.
     2. With respect to any outstanding business expenses, Executive agrees that on or before                     , he will submit a final expense reimbursement statement reflecting any outstanding business expenses incurred through his Termination date, along with the appropriate receipts and necessary supporting documentation. The Company will provide reimbursement pursuant to its current business policies and practices for all reasonable and appropriate business expenses.
     3. Other than any outstanding business expenses and the future payments referenced in Paragraph 5 below, Executive represents and agrees that he has received all compensation owed to him by the Company through his Termination Date, including any and all wages, bonuses, incentives, stock options, commissions, earned but unused vacation, and any other payments, benefits, or other compensation of any kind to which he was entitled from the Company.
     4. Executive represents to the Company that he is signing this Separation Agreement and General Release (this “Agreement”) voluntarily and with a full understanding of and agreement with its terms for the purpose of receiving additional pay and consideration from the Company beyond that which is owed to him.
     5. Conditioned on Executive’s execution, without subsequent revocation, of this Separation Agreement and General Release and Executive’s compliance with the terms of this Agreement, the Company will provide Executive with the consideration in accordance with Section 2(a) and Section 3(c) of the Severance Agreement between Executive and the Company dated                     , 2008 commencing either eight (8) days after the Company’s receipt of this Separation Agreement and General Release executed by Executive (the “Release Effective Date”) or as soon thereafter as administratively practicable.
     6. Upon Executive’s eligibility for health insurance coverage through other employment during the Severance Period, all insurance premium payments by the Company for Executive and his currently insured dependents under COBRA shall cease. Other than what is specified in the Employment Agreement, Executive will not accrue or be entitled to receive any other compensation or benefits, including but not limited to, vacation, holiday pay, car allowance, etc., during the Severance Period.

     7. Should Executive fail to execute this Agreement within the time frame provided or should Executive subsequently revoke or breach this Agreement, this Agreement will immediately become null and void, no consideration will due or payable, and any and all consideration provided under this Separation Agreement must be immediately returned.
     8. Executive understands that nothing in this Separation Agreement supersedes his continuing obligations under the Company’s [Proprietary Information and Inventions Agreement, Policy Against Insider Training, Confidentiality Agreement, Non-Disclosure Agreement, etc.] which he signed during his employment, all of which will remain in full force and effect as these documents contain obligations which continue after the effective date of his termination. Executive agrees to comply with all such continuing obligations.
     9. In exchange for the consideration described above, which Executive would not otherwise be entitled to receive, Executive does hereby forever irrevocably and unconditionally fully release and discharge the Company and its parents, subsidiaries, and affiliates, together with their past and current officers, directors, agents, employees, partners, shareholders and representatives (hereinafter collectively referred to as the “Released Parties”) from any and all causes of action, claims, suits, demands or other obligations or liabilities of every kind and nature (including without limitation attorneys’ fees and costs), whether known or unknown, that Executive ever had, now has, or may in the future have that arose on or before the date Executive signs this Agreement, including but not limited to all claims regarding any aspect of his employment, compensation, or the termination of his employment with the Company, his offer letter from the Company, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, 42 U.S.C. section 1981, the Fair Labor Standards Acts, the WARN Act, the Sarbanes-Oxley Act, the California Fair Employment and Housing Act, California Government Code section 12900, et seq., the Unruh Civil Rights Act, California Civil Code section 51, all provisions of the California Labor Code; the Employee Retirement Income Security Act, 29 U.S.C. section 1001, et seq., all as amended, any other federal, state or local law, regulation or ordinance or public policy, contract, tort or property law theory, or any other cause of action whatsoever that arose on or before the date Executive signs this Agreement. Executive’s release contained herein shall not include any release of any rights, claims or entitlements Executive has or may have to indemnification under any Indemnification Agreement he entered into with the Company or pursuant to the Company’s Articles of Incorporation or any coverage Executive may have under the Company’s directors and officers insurance policy for acts and omissions occurring within the course and scope of Executive’s employment while acting as an officer or director of the Company.
     10. It is further understood and agreed that as a condition of this Agreement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Executive. Such Section reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

          Thus, for the purpose of implementing a full and complete release and discharge of the Released Parties, Executive expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in his favor against the Released Parties at the time of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.
     11. Executive agrees to withdraw with prejudice all complaints or charges, if any, he has filed against any of the Released Parties with any agency or court. Executive agrees that he will not file any lawsuit, complaint, or charge against any Released Party based on the claims released in this Separation Agreement and General Release.
     12. The release in this Agreement includes, but is not limited to, claims arising under federal, state or local law for age, race, sex or other forms of employment discrimination and retaliation. In accordance with the Older Workers Benefit Protection Act, Executive hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination in Employment Act of 1967, as amended, which he might otherwise have had against the Released Parties. Executive is hereby advised that he should consult with an attorney before signing this Agreement and that he has 21 days in which to consider and accept this Agreement by signing and returning this Agreement to the Chairman of the Company’s Compensation Committee. In addition, Executive has a period of seven days following his execution of this Agreement in which he may revoke the Agreement. If Executive does not advise the Chairman of the Compensation Committee by a writing received by him within such seven day period of Executive’s intent to revoke the Agreement, the Agreement will become effective and enforceable upon the expiration of the seven days.
     13. Executive acknowledges that this Agreement may be filed by the Company with the Securities and Exchange Commission in accordance with the Company’s filing obligations under the Securities Exchange Act of 1934.
     14. Executive represents that he has returned to the Company all proprietary or confidential information and property of the Company, including but not limited to any Company owned or leased laptop computer, all keys to the office and leased automobile, all fobs, credit cards, files, records, access cards, equipment and other Company owned property, records or information in his possession, including all copies thereof in whatever form, including any and all electronic copies, and has destroyed all electronic copies of all proprietary or confidential information of the Company.
     15. Executive acknowledges that he is aware of his obligations under the federal securities laws relating to trading in the Company’s securities while in possession of material, non-public information about the Company. Executive further acknowledges that he is aware of his reporting obligations under Section 16(a) of the Securities Exchange Act of 1934 and that he has properly and timely filed all forms required by such Section.
     16. Any and all disputes connected with, related to or arising from this Separation Agreement and General Release will be settled by final and binding arbitration in accordance with the rules of the American Arbitration Association as presently in force. Any such arbitration will take place in Alameda County, California. The parties hereby incorporate into this agreement all of the arbitration provisions of Section 1283.05 of the California Code of Civil Procedure. The Company understands and agrees that it will bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator. Each side will bear his/its own attorneys’ fees, and the arbitrator will not have authority to award attorneys’ fees unless a statutory section at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question. The arbitration shall be instead of any civil litigation; this means that you are waiving any right to a jury trial, and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.
     17. This Separation and General Release shall not be construed against any party merely because that party drafted or revised the provision in question, and it shall not be construed as an admission by the Released Parties of any improper, wrongful, or unlawful actions, or any other wrongdoing against Executive, and the Released Parties specifically disclaim any liability to or wrongful acts against Executive.
     18. This Agreement may be modified only by written agreement signed by both parties.
     19. In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.
     20. This Separation Agreement and General Release, along with the above-mentioned [Confidentiality, Indemnification, and Non-Disclosure Agreements between Company and Executive], all of which are incorporated herein by this reference, constitute the entire agreement between the parties regarding the subject matter hereof, and supersede any and all prior and contemporaneous oral and written agreements. Executive acknowledges and agrees that he is not relying on any representations or promises by any representative of the Company regarding any term not included in this Agreement or concerning the meaning of any aspect of this Release Agreement.
     21. This Separation Agreement and General Release may be executed in one or more counterparts and by facsimile or email, each of which shall be deemed an original but all of which shall constitute a single document.

EXECUTIVE

Dated:

[Name]

QUESTCOR PHARMACEUTICALS, INC.

Dated:	By:

EXHIBIT B
CALIFORNIA LABOR CODE SECTION 2870
“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
          (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
          (2) Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

B-1